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                                                                   EXHIBIT 23.1

                               AUDITORS' CONSENT

  We consent to the reference to our firm under the caption "Experts" and to the use of our reports dated July 28, 1995, with respect to the combined consolidated financial statements of Buckeye Cellulose Corporation and Affiliates and the combined statement of operating income of the Predecessor, in the Registration Statement (Form S-3) and related Prospectus of Buckeye Cellulose Corporation for the registration of $100,000,000 of principal amount of its Senior Subordinated Notes due 2008, and to the incorporation by reference therein of our reports dated July 28, 1995 with respect to the consolidated financial statements and schedule of Buckeye Cellulose Corporation, and dated September 1, 1993 with respect to the statement of operating income and related schedule of the Memphis Mill Operations of the Procter & Gamble Cellulose Company included in Buckeye Cellulose Corporation's Annual Report on Form 10-K for the year ended June 30, 1995, filed with the Securities and Exchange Commission.

                                          Ernst & Young LLP

Memphis, Tennessee

June 10, 1996